Exhibit 99.1
LSB Bancshares Reports 1st Quarter Financial Results
LEXINGTON, N.C., April 17, 2006 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the first quarter of 2006 of $1,741,000, or $0.20 per diluted share, compared to $2,232,000, or $0.26 per diluted share, in the first quarter of 2005. The decrease in earnings was primarily attributable to a significantly higher provision for loan losses in the first quarter of 2006 relative to the first quarter of 2005.
Net interest income, which benefited both from an improvement in the net interest margin (4.92% versus 4.88%) and 5% growth in average earning assets, increased 6% to $10,955,000 in the first quarter of 2006 from $10,353,000 in the year-ago period. This increase was offset by a higher provision for loan losses, which was $1,407,000 in 2006’s first quarter, up from $539,000 in the year-ago period. The higher provision for loan losses reflects an increase in charge-offs in the first quarter of 2006, as well as ongoing economic softness that is affecting the Company’s customers in many of the markets served. Noninterest income was $3,199,000 in 2006’s first quarter, down slightly from $3,262,000 in the year-ago level, with most of that decline due to a reduction in gains on the sale of mortgages. Noninterest expense was $10,282,000, up 5% from $9,763,000 in the first quarter of 2006.
Most major areas of the balance sheet demonstrated single-digit percentage growth over the past year. Assets increased 4% to $986 million, while net loans increased 1% to $747 million. Deposits grew 10% to $843 million. Shareholders’ equity, which represented 9.3% of assets, increased to $92.0 million, or $10.78 per share.
Nonperforming assets, including nonaccruing loans, accruing loans more than 90 days past due, restructured loans and other real estate owned, were $7.6 million at March 31, 2006, up from $4.7 million at the year-ago date but down from $8.1 million at December 31, 2005. Included in the $7.6 million was $4.7 million in other real estate owned, much of which related to the acquisition, by means of deed-in-lieu of foreclosure, of coastal condominium units by the Bank during the second quarter of 2005. Subsequent to the end of the first quarter, $2.5 million in loans to a borrower in the furniture industry was moved to nonaccrual status as a result of the borrower’s failure to satisfy the terms of a liquidation agreement. While these loans are secured, the extent of losses on the loans, if any, can not be determined as of the date of this release. The allowance for loan losses at the end of 2006’s first quarter was $8.4 million, or 1.11% of loans, versus $8.1 million, or 1.09% of gross loans, at the end of 2005’s first quarter.
According to LSB Bancshares Chairman, President and CEO Robert F. Lowe, “Although we were gratified by many aspects of the first quarter’s performance, the banking environment remains challenging. While the Bank has recently experienced sequential quarterly improvement in asset quality, pockets of economic weakness persist, as evidenced by the $2.5 million in loans that were put on nonaccrual status after the end of the quarter. We will continue to monitor our delinquencies and to work diligently to minimize any losses on those credits. Notwithstanding this increase in nonaccruing loans, it is important to note that the first quarter was marked by several positive highlights. Margins remained high and, in fact, improved slightly from the year-ago quarter; noninterest expense growth was limited to approximately 5%; and deposit growth was strong, reflecting not only higher balances by many customers but also the addition of new customer relationships as well.”
LSB Bancshares recently declared a quarterly cash dividend of $0.17 per share of common stock, payable on April 15, 2006, to shareholders of record on April 1, 2006. This is the same amount as in the year-ago quarter.
Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
LSB The Bank is one of the largest community banks in North Carolina, with 25 offices in Davidson, Forsyth, Guilford, Randolph and Stokes counties and a mortgage origination office in Wake County. Services are also available through 31 ATMs and cash dispensers, “LSB By Net” online banking and 24-hour “LSB By Phone” banking.
Common stock of the bank’s parent company, LSB Bancshares, Inc., is traded on the Nasdaq National Market and is quoted under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; The Robinson Humphrey Co.; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
NOTE: For more information, please contact Monty J. Oliver, EVP & Chief Financial Officer @ 336-242-6207 or 336-248-6500 or
1-800-876-6505, ext. 207

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	March 31
	2006	2005
Assets
Cash and Due from Banks	$40,998	$37,935
Interest-Bearing Bank Balances	999	1,358
Federal Funds Sold	22,327	17,489
Investment Securities:
Held to Maturity, at Amortized Cost	29,873	29,300
Available for Sale, at Market Value	107,019	98,958
Loans	754,976	743,956
Less, Allowance for Loan Losses	(8,392)	(8,145)

Net Loans	746,584	735,811
Premises and Equipment	19,238	17,577
Other Assets	18,713	13,633

Total Assets	985,751	952,061

Liabilities
Deposits:
Demand	140,526	103,165
Savings, N.O.W. and Money Market Accounts	418,174	414,482
Certificates of Deposit of less than $100,000	152,272	128,874
Certificates of Deposit of $100,000 or more	131,655	117,179

Total Deposits	842,627	763,700
Securities Sold Under Agreements to Repurchase	837	1,395
Borrowings from the Federal Home Loan Bank	43,000	90,000
Other Liabilities	7,337	7,098

Total Liabilities	893,801	862,193

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,528,017 Shares in 2006 and 8,554,860 Shares in 2005	42,640	42,774
Paid-In Capital	9,472	10,022
Directors’ Deferred Plan	(1,348)	(1,285)
Retained Earnings	42,715	39,370
Accumulated Other Comprehensive Loss	(1,529)	(1,013)

Total Shareholders’ Equity	91,950	89,868

Total Liabilities and Shareholders’ Equity	$985,751	$952,061

Memorandum: Standby Letters of Credit	$5,365	$5,131

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended
	March 31
	2006	2005
Interest Income
Interest and Fees on Loans	$14,489	$12,290
Interest on Investment Securities:
Taxable	978	877
Tax Exempt	319	346
Interest-Bearing Bank Balances	82	88
Federal Funds Sold	249	81

Total Interest Income	16,117	13,682

Interest Expense
Deposits	4,549	2,376
Securities Sold Under Agreements to Repurchase	5	4
Borrowings from the Federal Home Loan Bank	608	949

Total Interest Expense	5,162	3,329

Net Interest Income	10,955	10,353
Provision for Loan Losses	1,407	539

Net Interest Income After Provision for Loan Losses	9,548	9,814

Noninterest Income
Service Charges on Deposit Accounts	1,592	1,553
Gains on Sales of Mortgages	78	132
Other Operating Income	1,529	1,577

Total Noninterest Income	3,199	3,262

Noninterest Expense
Personnel Expense	5,723	5,334
Occupancy Expense	479	464
Equipment Depreciation and Maintenance	530	591
Other Operating Expense	3,550	3,374

Total Noninterest Expense	10,282	9,763

Income Before Income Taxes	2,465	3,313
Income Taxes	724	1,081

Net Income	$1,741	$2,232

Earnings Per Share
Basic	$0.20	$0.26
Diluted	$0.20	$0.26

Weighted Average Shares Outstanding
Basic	8,528,327	8,578,604
Diluted	8,573,069	8,622,545

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended March 31
	2006		2005		Change
Financial Ratios:
Return on average assets	0.72%		0.97%		(25	)BP
Return on average shareholders’ equity	7.59%		9.89%		(230)
Net Interest Margin (FTE)	4.92%		4.88%		4

Average Balances:
Loans	$754,682		$727,081		3.8%
Earning assets	913,339		873,542		4.6
Total assets	979,251		932,064		5.1
Interest-bearing deposits	702,253		647,356		8.5
Total deposits	829,024		739,821		12.1

Allowance for loan losses:
Beginning balance	$8,440		$7,962		6.0%
Provision for loan losses	1,292		539		139.7
Loans charged off	(1,409)		(446)		215.9
Recoveries	69		90		(23.3)

Ending balance	8,392		8,145		3.0

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$2,038		$1,785		14.2%
Nonaccrual loans	242		545		(55.6)
Restructured loans	617		795		(22.4)

Total nonperforming loans	2,897		3,125		(7.3)
Other real estate	4,689		1,536		205.3

Total nonperforming assets	7,586		4,661		62.8

Asset Quality Ratios
Nonperforming loans to total loans	0.38%		0.42%		(4	)BP
Nonperforming loans to total assets	0.29%		0.33%		(4)
Allowance for loan losses to total loans	1.11%		1.09%		2
Net charge-offs to average loans	0.18%		0.05%		13
Allowance for loan losses to nonperforming loans	2.90	X	2.61	X
BP— Denotes Basis Points